Exhibit 5.3
Consent of Independent Registered Certified Public Accounting Firm
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of our report dated March 16, 2007 except as to Note 18, which is as of September 28, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2006 Annual Report to Shareholders, which is incorporated by reference in Gerdau Ameristeel Corporation’s Amendment No. 1 to the Annual Report on Form 40-F/A for the fiscal year ended December 31, 2006. We also consent to the references to us under the headings “Independent Registered Certified Public Accounting Firm, Transfer Agent and Registrar” and “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Tampa, Florida
November 1, 2007